EXHIBIT 10.2

Option Grant under the

Enterprise Products 1998 Long-Term Incentive Plan

Date of Grant:	May 29, 2007

Name of Optionee:

Option Exercise Price per Common Unit:	$30.96

Number of Options Granted (One

Option equals the Right to
Purchase One Common Unit):

Option Grant Number:

EPCO, Inc. (f/k/a Enterprise Products Company) (the "Company") is pleased to inform you that you have been granted options (the “Options”) under the Enterprise Products 1998 Long-Term Incentive Plan (the “Plan”) to purchase Common Units ("Common Units") of Enterprise Products Partners L.P. (the “Partnership”) as follows:

1.     You are hereby granted the number of Options to acquire a Common Unit set forth above, each such Option having the option exercise price set forth above.

2.     The Options shall become fully vested (exercisable) on the earlier of (i) the date that is four years after the Date of Grant set forth above (the “Vesting Date”) or (ii) a Qualifying Termination (as defined below). Subject to the further provisions of this Agreement, the Options, to the extent vested, may be exercised (in whole or in part or in two or more successive parts) during your employment with the Company and its Affiliates only during any February, May, August, November or any other month in respect of which the Company notifies you that the Options may be exercised (a “Qualified Month”) that is within the period beginning on and after the Vesting Date and ending on the date which is nine years and 364 days after the Date of Grant set forth above (the “Termination Date”). In the event your employment with the Company and its Affiliates i s terminated prior to the Vesting Date for any reason other than a Qualifying Termination, the Options shall automatically and immediately be forfeited and cancelled unexercised on the date of such termination of employment. For purposes of this Option grant award, the term "year" shall mean a period comprised of 365 (or 366, as appropriate) days beginning on a day of a calendar year and ending on the day immediately preceding the corresponding day of the next calendar year. For example, if the Date of Grant of an Option grant award is May 29, 2007, one year after the Date of Grant would be May 29, 2008, the Vesting Date would be May 29, 2011 and the Termination Date would be May 29, 2017.

3.     To the extent vested and after receiving clearance from the Transactions Committee, as provided in Addendum No. 2, the Options may be exercised from time to time by a notice in writing of such exercise which references the Option Grant Number set forth above and the number of Options (or Common Units relating thereto) which are being exercised. Such notice shall be delivered or mailed to the Company at its corporate offices in Houston, Texas, as follows:

Mailing Address: EPCO, Inc., P.O. Box 4735, Houston, Texas 77210-4735, Attention: Sr. Vice President, Human Resources.

Delivery Address: EPCO, Inc., 2707 North Loop West, Houston, Texas 77008, Attention: Sr. Vice President, Human Resources.

An election to exercise shall be irrevocable. The date of exercise shall be, if such election is by delivery, the date the notice is hand delivered to the Company, or if such election is mailed to the Company, the date on which the envelope is postmarked by the U.S. Postal Service, whichever is applicable; provided, however, if you are an employee of the Company or an Affiliate and such mailing or delivery date occurs other than in a Qualified Month, it shall be deemed exercised in the next Qualified Month. Further, if the date of exercise is on a day on which the New York Stock Exchange is generally closed for trading, the exercise date shall be deemed to be the next preceding date on which the New York Stock Exchange is generally open for trading.

4.     An election to exercise one or more of the Options shall be accompanied by the tender of the full exercise price of the Options (rounded to the nearest whole cent) for which the election is made. Payment of the purchase price may be made in cash or a check acceptable to the Company or a cashless-broker procedure approved by the Company. However, no exercise shall be effective until you have made arrangements acceptable to the Company to satisfy all applicable tax withholding requirements of the Company, if any, with respect to such exercise. For purposes of this paragraph, unless you are subsequently notified to the contrary by the Company, you may satisfy your obligations with respect to the exercise price and/or any applicable tax withholding by (i) electing upon such exercise to forfeit your right to receive a number of vested Options for which (A) the closing price per Com mon Unit as reported on the New York Stock Exchange (or other principal stock exchange on which the Common Units are then listed) on the date of exercise minus (B) the exercise price of such vested Options is equal to the amount of exercise price and/or any applicable withholding taxes or (ii) delivering the purchase price from the cash proceeds of a sale of Common Units pursuant to a cashless-broker procedure approved by the Company. The Committee has determined that it intends that the Plan meet the requirements of Rule 16b-3 under the Exchange Act and that the transactions of the type specified in Rule 16b-3 by non-employee directors and by officers of the Company (whether or not they are directors) pursuant to the Plan, including the foregoing net settlement or cashless-broker procedures, will be exempt from the operation of Section 16(b) of the Exchange Act.

5.     None of the Options are transferable (by operation of law or otherwise) by you, other than by will or the laws of descent and distribution. If, in the event of your divorce, legal separation or other dissolution of your marriage, your former spouse is awarded ownership of, or an interest in, all or part of the Options granted hereby to you (the “Awarded Options”), (i) to the extent the Awarded Options are not fully vested, the Awarded Options shall automatically and immediately be forfeited and cancelled unexercised as of the original date of the award thereof and (ii) to the extent the Awarded Options are fully vested, the Company, in its sole discretion, may at any time thereafter cancel the Awarded Options by delivering to such former spouse Common Units having an aggregate Fair Market Value equal to the excess of the aggregate Fair Market Value of the Common Units subject to the Awarded Options over their aggregate Exercise Price.

6.     In the event you terminate employment with the Company and its Affiliates for any reason other than a Qualifying Termination (as defined below), the Options, if fully vested, may be exercised by you (or, in the event of your death, by the person to whom your rights shall pass by will or the laws of the descent and distribution (“Beneficiary”)) only during the 30-day period beginning on your employment termination date; provided, however, that, other than for a Qualifying Termination, in no event shall the Options be exercisable after the Termination Date. A “Qualifying Termination” means your employment with the Company and its Affiliates is terminated due to your (i) death, (ii) receiving long-term disability benefits under the Company’s long-term disability pl an or (iii) retirement with the approval of the Committee on or after reaching age 60. If you cease to be an “active, full-time employee”, as determined by the Committee in its sole discretion, without regard as to how your status is treated by the Company for any of its other compensation or benefit plans or programs, you will be deemed to have terminated employment with the Company and its Affiliates for purposes of this Agreement.

7.     In the event of a Qualifying Termination, the Options may be exercised by you or, in the event such Qualifying Termination was due to your death, by your Beneficiary, at any time on or prior to the earlier of (A) the date which is 365 days after the date of such Qualifying Termination or (B) the date which is 90 days after the Termination Date.

8.     Nothing in this Agreement or in the Plan shall confer any right on you to continue employment with the Company or its Affiliates or restrict the Company or its Affiliates from terminating your employment at any time. Unless you have a separate written employment agreement with the Company or an Affiliate, you are, and shall continue to be, an “at will” employee.

9.     Notwithstanding any other provision of this Agreement, the Options shall not be exercisable, and the Company shall not be obligated to deliver to you any Common Units, if counsel to the Company determines such exercise or delivery, as the case may be, would violate any law or regulation of any governmental authority or agreement between the Company and any national securities exchange upon which the Common Units are listed or any policy of the Company or any Affiliate of the Company.

10.     Notwithstanding any other provision of this Agreement, if you give notice of exercise within a “quiet period,” as provided in Addendum No. 1 hereto, the timing of the delivery of Common Units pursuant to your exercise shall be governed by the terms of Addendum No. 1. Further, the Company shall have no liability to you for any loss you may suffer (whether by a decrease in the value of the Common Units, failure or inability to receive Partnership distributions or otherwise) from any delay by the Company in delivering to you Common Units in connection with the whole or partial exercise by you of the Options.

11.     These Options are subject to the terms of the Plan, which is hereby incorporated by reference as if set forth in its entirety herein, including, without limitation, the ability of the Company, in its discretion, to accelerate the termination of the Option and to amend your Option grant award without your approval. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document. Capitalized terms that are used, but are not defined, in this Option grant award have the respective meanings provided for in the Plan. The Plan, as in effect on the Date of Grant, is attached hereto as Exhibit A.

EPCO, INC.

/s/ Thomas M. Zulim

Thomas M. Zulim, Senior Vice President